EXHIBIT (10)(a)(1)

THE BEAR STEARNS COMPANIES INC.
PERFORMANCE COMPENSATION PLAN

(Amended and Restated as of February 24, 2003)

        Section 1. Purpose. The purposes of The Bear Stearns Companies Inc. Performance Compensation Plan, as amended and restated (the “Plan”) are (i) to compensate certain Senior Managing Directors of The Bear Stearns Companies Inc. and its subsidiaries (the “Company”) on an individual basis for significant contributions to the Company and (ii) to stimulate the efforts of such persons by giving them a direct interest in the performance of the Company.

        Section 2. Term. The Plan became effective as of July 1, 1998 (the “Effective Date”). The Plan shall be extended and shall be applicable for an additional period commencing July 1, 2003 and ending November 30, 2008, unless earlier terminated by the Company pursuant to Section 9.

        Section 3. Coverage. For purposes of the Plan, the term “Participant” shall include for each fiscal year each Senior Managing Director so designated by the Compensation Committee within 90 days following the first day of such fiscal year.

        Section 4. Base Salary.

                4.1. Each Participant shall receive a salary of $200,000 per annum (“Base Salary”). The Base Salary of the Participants may be increased from time to time by the Compensation Committee of the Board (the “Compensation Committee”) by amendment of the Plan pursuant to Section 9.

                4.2. Notwithstanding the provisions of Section 4.1 above, in the event a Participant is not a Senior Managing Director for an entire fiscal year, his Base Salary for such fiscal year shall be computed by multiplying such Base Salary as computed under Section 4.1 by a fraction, the numerator of which is the number of days in such fiscal year during which such Participant was a Senior Managing Director and the denominator of which is the number of days in the fiscal year. Any Base Salary shall be in addition to any base salary payable with respect to periods during the fiscal year in which a Participant was not a Senior Managing Director.

        Section 5. Annual Bonus Pools.

                5.1. For each fiscal year of the Company, each Participant shall be entitled to receive an award of a bonus (the “Bonus”), payable from one or more annual bonus funds (the “Annual Bonus Pools”) in an amount not to exceed the amount provided for in Section 6. A Bonus under the Plan shall be the sole bonus payable with respect to a fiscal year to each Participant (“Full Year Participant”) who was a Senior Managing Director on the date that proportionate shares of the Annual Bonus Pools for such fiscal year were determined by the Compensation Committee and who remains a Senior Managing Director at all times thereafter during such fiscal year. For each fiscal year, each Participant who was not a Full Year Participant shall be entitled to such a Bonus, if any, for the portion of such fiscal year not covered by the Plan, determined in accordance with the procedures applicable to employees who are not Senior Managing Directors, in addition to the Bonus, if any, payable pursuant to the Plan.

                5.2. For each fiscal year, the formula for calculating the Annual Bonus Pools shall be determined by the Compensation Committee in writing, by resolution of the Compensation Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year. Such formula shall be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; and (i) total return to stockholders.

                5.3. As a condition to the right of a Participant to receive any Bonus under this Plan, the Compensation Committee shall first be required to certify in writing, by resolution of the Compensation Committee or other appropriate action, that the Bonus has been accurately determined in accordance with the provisions of this Plan.

                5.4. The Compensation Committee shall have the right to reduce the Bonus of any Participant in its sole discretion at any time and for any reason prior to the certification of the Bonus otherwise payable to such Participant pursuant to Section 5.3 hereof.

                5.5. The maximum amount allocable by the Compensation Committee to the Annual Bonus Pool related to Participants who are members of the executive committee of Bear, Stearns & Co. Inc. in the aggregate for any fiscal year shall not exceed $165,000,000. The maximum amount allocable to any individual Participant who is not a member of such executive committee shall not exceed $15,000,000.

        Section 6. Allocations.

                6.1. Prior to the commencement of each fiscal year, or not later than 90 days after the commencement of each fiscal year, the Compensation Committee shall determine in writing, by resolution of the Compensation Committee or other appropriate action, each Participant’s proportionate share of the Annual Bonus Pools for such fiscal year, which shall not exceed in respect of any Participant who is a member of such executive committee 30% of the amount of such Annual Bonus Pool.

                6.2. Notwithstanding anything in Section 6.1 to the contrary, any Participant who ceases to be a Senior Managing Director for any reason prior to the end of such fiscal year shall be entitled to a Bonus computed as follows: A Bonus first shall be computed as if such Participant had been a Senior Managing Director for the full fiscal year, and such Bonus then shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year through the date the Participant ceased to be a Senior Managing Director and the denominator of which shall be the number of days in the fiscal year; provided, however, that if the application of the preceding clause would cause the total Bonuses payable under the Plan to exceed the Annual Bonus Pools, the Bonuses payable to each Participant shall be reduced pro rata, so that the total of all Bonuses shall equal the Annual Bonus Pools. If a Participant ceases to be a Senior Managing Director after the end of the fiscal year in respect of which such Bonus is payable, the amounts thereof nonetheless shall be payable to him or his estate, as the case may be.

                6.3. Except as hereinafter provided, Bonuses for a fiscal year shall be payable as soon as practicable following the certification thereof by the Compensation Committee for such fiscal year. In its discretion, the Compensation Committee may authorize, prior to the final determination of Participants’ Bonuses for such fiscal year, payments on account of Bonuses payable hereunder to one or more Participants entitled to such Bonuses, (a) during the last month of such fiscal year, in an amount not exceeding 95% of the aggregate amount that would be payable to such Participant or Participants hereunder as determined by the Controller or Chief Accounting Officer of the Company (so long as he is not a Participant) on the basis of his good faith estimate, (b) during the last ten calendar days of such fiscal year or after the end of such fiscal year, in an amount not to exceed 98% of the aggregate amount that would be payable to such Participant or Participants hereunder as determined by the Controller or Chief Accounting Officer of the Company (so long as he is not a Participant) on the basis of his good faith estimate, and (c) at any time during such fiscal year or after the end of such fiscal year to a Participant who ceases to be a Senior Managing Director for any reason prior to the end of such fiscal year. Within the limitations set forth in the preceding sentence, the Compensation Committee may authorize one or more such “on account” payments, but the aggregate amount of any such on account payments shall not exceed the aggregate amount permitted to be paid pursuant to the Plan with respect to the same fiscal year. In connection with any such “on account” payments, the Compensation Committee shall require an undertaking or other assurance by or on behalf of the Participant receiving such payment to repay the Company the amount, if any, by which such “on account” payment exceeds the actual amount determined to be due to such person under the Plan in respect of such fiscal year. Any “on account” payments received prior to the end of a fiscal year shall be discounted to reasonably reflect the time value of money from the date of payment to the date 30 days after the end of the fiscal year.

                6.4. The Compensation Committee may determine that payment of a portion of the Bonuses shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Compensation Committee may also define such other conditions of payments of Bonuses as it may deem desirable in carrying out the purposes of the Plan.

                6.5. In any fiscal year, any balance in the Annual Bonus Pools for any reason, including the limitation contained in Section 6.1, the forfeiture of a Bonus under Section 6.2, the reduction of a Bonus under Section 5.4, or otherwise, shall not be distributed to other Participants and shall not be carried forward or be available for distribution as Bonuses under the Plan in a future year or years.

        Section 7. Administration and Interpretation. The Plan shall be administered by the Compensation Committee, which shall have the sole authority to interpret and to make rules and regulations for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable to carry it into effect. Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Compensation Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Compensation Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. The Compensation Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

        Section 8. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds and not charged against the Annual Bonus Pools, except insofar as such expenses shall be taken into account in determining the components of the Annual Bonus Pools hereunder.

        Section 9. Amendment or Termination. The Compensation Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have accrued prior to the date of such action.

        Section 10. No Assignment. The rights hereunder, including without limitation rights to receive a Base Salary or Bonus, shall not be sold, assigned, transferred, encumbered or hypothecated by an employee of the Company (except by testamentary disposition or intestate succession), and, during the lifetime of any recipient, any payment of Base Salary or a Bonus shall be payable only to such recipient.

        Section 11. The Company. For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquires substantially all of the assets of the Company, or which otherwise succeeds to its business.

        Section 12. Stockholder Approval. The Plan was approved by the stockholders of the Company at the 1998 Annual Meeting of Stockholders. The extension of the Plan pursuant to Section 2 and the increase in the maximum aggregate amount of the bonus pool that can be paid to executive committee members pursuant to Section 5.5 shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the stockholders of the Company at the 2003 Annual Meeting of Stockholders, and such stockholder approval shall be a condition to the right of a Participant to receive any Bonus hereunder.

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